Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Second Quarter 2011
Financial Results and Provides Business Update
Conference Call Begins at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (August 15, 2011) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the three and six months ended June 30, 2011, and provided an update with respect to the Company’s key business initiatives.

“We are encouraged by the clinical, regulatory and commercial progress we made during the second quarter,” commented Jack Talley, President and Chief Executive Officer of EpiCept. “We continue to believe that AmiKet™ represents a substantial opportunity to create shareholder value, especially in chemotherapy-induced neuropathic pain (CIPN). We are working towards a meeting with the U.S. Food and Drug Administration (FDA) later this year, while the trial investigators who conducted the study are preparing a manuscript for publication in a peer-reviewed journal. Meda continues to make progress with Ceplene® in Europe, and we look forward to working with the FDA to finalize the design of a Ceplene® clinical trial that is both ethical and feasible for demonstrating remission maintenance in patients with Acute Myeloid Leukemia (AML).”

Business Update

•	AmiKet™ — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In the first quarter of 2011, EpiCept announced positive results from a Phase IIb trial evaluating the efficacy and safety of AmiKet™ in CIPN. During the second quarter of 2011, the Company commenced designing a Phase III program intended to support a New Drug Application (NDA) for AmiKet™ in this indication. A Phase III clinical trial protocol is being prepared and is expected to be submitted to the FDA later this year. A Special Protocol Assessment will be sought for this program. A successful outcome of an end-of-Phase II meeting with the FDA will provide clarity with respect to clinical data required for approval of AmiKet™ in CIPN and will help advance ongoing partnership discussions.

The multi-center, double-blind, randomized, placebo-controlled Phase IIb study of AmiKet™ in CIPN was conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program. More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent-to-treat (ITT) population demonstrated that the change in average daily neuropathy intensity scores in the AmiKet™ group achieved a statistically significant reduction in CPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Additionally, a pre-specified subgroup of the ITT population, those patients who previously received taxane chemotherapy, also showed a statistically significant reduction in average daily neuropathy intensity scores (p=0.034). This subgroup constituted more than 50% of the ITT population. Secondary efficacy endpoints confirmed the superiority of AmiKet™ compared with placebo. Furthermore, the safety profile of AmiKet™ was comparable to placebo.

The NCI estimates that 30%-40% of cancer patients treated with chemotherapy experience symptoms of CIPN, which impairs their quality of life and ability to function. The debilitating, chronic pain of CIPN is one of the most common reasons cancer patients discontinue their treatment prematurely. More than one million breast cancer survivors in the U.S. alone suffer from this disease, for which there is no effective therapy. The Company believes that CIPN is a significant market opportunity given the large number of patients who are afflicted with the condition and the lack of efficacious treatments currently available.

The results of this trial build upon EpiCept’s clinical development of AmiKet™ in both diabetic and post-herpetic neuropathies. The Company has enrolled more than 1,600 patients into clinical trials of AmiKet™, including a 360-patient trial that studied the efficacy of AmiKet™ compared with gabapentin and placebo in post-herpetic neuropathy, for which positive results were previously reported.

•	Ceplene® — approved in the European Union and Israel for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with AML in first remission; AML is the deadliest form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel.

During the first half of 2011, Ceplene® was added to the list of reimbursed products in Italy, permitting reimbursement for one year, following which permanent reimbursement approval is expected. Reimbursement has been approved in Sweden and is being negotiated in France, while talks remain in a pre-negotiation phase in Spain. Reimbursement negotiations in several other European countries are ongoing. Sales of Ceplene® were not material in the first half of 2011 and are not expected to grow significantly before 2012.

The Company recently filed its protocol for a Phase III confirmatory clinical trial for Ceplene® with the FDA, and received initial written responses in June 2011. Among those responses, the FDA noted that, in contrast to its position disclosed in October 2010, it is now proposing that the trial attempt to isolate Ceplene’s effect by including an IL-2 monotherapy arm in the trial protocol. EpiCept expects to meet with the FDA to reconcile major protocol differences later in the third quarter of 2011. Ceplene® has been granted orphan drug status in the U.S., which provides seven years of market exclusivity from the approval date.

EpiCept is continuing patient enrollment for its European post-approval clinical study of Ceplene®. Approximately 62 patients have been enrolled to date. Data from the first 75 patients enrolled are expected to be reported beginning in early 2012. Thirty centers across Europe are participating in this study, with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The Company intends to use the data from this single-arm, open-label trial to meet its post-approval commitment and to seek a refinement of Ceplene’s EU labeling. The data are also expected to have value for prescribing hematologists.

In early March 2011, EpiCept announced that it had submitted additional U.S. and global provisional patent applications based on the discoveries of the efficacy of Ceplene® plus IL-2 in AML of monocyte origin. The Company believes that these provisional patents, if granted, would provide an additional 20 years of market exclusivity for Ceplene® from the date of patent filing.

•	Crolibulin — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010, the NCI initiated a Phase Ib/II trial for crolibulin to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC). Trial enrollment has progressed to the second dosing cohort and the combination is demonstrating good tolerability to date.

•	Azixa™* — a compound discovered by EpiCept and licensed to Myrexis, Inc. as part of an exclusive, worldwide development and commercialization agreement. AzixaTM has received orphan drug status in the U.S. for the treatment of glioblastoma multiforme (GBM). In June 2011, Myrexis presented Phase II clinical results at the American Society of Clinical Oncology (ASCO) Annual Meeting from the Company’s open-label study in patients with recurrent GBM, concluding that AzixaTM was active and well tolerated in patients who failed first-line therapy. Of the 31 patients enrolled in this arm of the Phase II study who had failed temozolomide therapy and were naïve to Avastin treatment, two patients (6.5%) achieved partial response as assessed by Macdonald criteria, one patient (3.2%) with two tumor lesions at baseline responded with no detectable disease after cycle 13 of Azixa treatment, and five patients (16.1%) achieved stable disease. The median progression-free duration was 1.8 months (range 0.04 -13.1) and the median overall survival was 9.9 months (range 1.1-17.2). In December 2010, Myrexis initiated a Phase IIb trial of Azixa in patients newly diagnosed with GBM. Up to 120 patients will be randomized to receive either Azixa in combination with standard of care therapy or standard of care therapy alone. The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

EpiCept’s net loss for the second quarter of 2011 was $4.3 million, or $0.06 per share, compared with a net loss of $4.9 million, or $0.11 per share, for the second quarter of 2010. EpiCept’s net loss for the six months ended June 30, 2011 was $6.8 million, or $0.10 per share, compared with a net loss of $9.4 million, or $0.21 per share, for the six months ended June 30, 2010. As of June 30, 2011, EpiCept had cash and cash equivalents of $14.6 million.

Second Quarter and Six Months 2011 vs. Second Quarter and Six Months 2010

Revenue
The Company recognized revenue of $0.2 million during the second quarter of 2011, compared with $0.3 million during the second quarter of 2010. The Company recognized revenue of $0.5 million during the six months ended June 30, 2011, compared with $0.4 million during the six months ended June 30, 2010. For each of the second quarters of 2011 and 2010, revenue consisted primarily of the recognition of license fee payments previously received from strategic alliances, revenues from the sales of Ceplene® to Meda and product royalties.

Selling, General and Administrative Expense
Selling, general and administrative expense in the second quarter of 2011 increased by approximately 19%, or $0.3 million, to $2.0 million, compared with $1.7 million in the second quarter of 2010. The increase was primarily attributable to higher legal expenses in connection with a complaint filed by a licensor of certain technology the Company is no longer developing. Selling, general and administrative expense for the six months ended June 30, 2011 decreased by approximately 9%, or $0.4 million, to $3.4 million, compared with $3.8 million for the six months ended June 30, 2010. Selling expense has been significantly reduced, and the Company expects general and administrative expenses to remain at approximately current levels over the next few quarters.

Research and Development (R&D) Expense
R&D expense in the second quarter of 2011 decreased by approximately 22%, or $0.6 million, to $2.0 million, compared with $2.6 million in the second quarter of 2010. R&D expense for the six months ended June 30, 2011 decreased by approximately 20%, or $0.9 million, to $3.7 million, compared with $4.6 million for the six months ended June 30, 2010. The decrease in R&D expense was primarily related to lower regulatory fees for Ceplene®. A substantial portion of the Company’s R&D expense in 2010 related to costs associated with its NDA filing of Ceplene® and follow-up with respect to its New Drug Submission in Canada.

Other Income (Expense)
Other income (expense) during the second quarter of 2011 was net expense of $0.3 million, compared with net expense of $0.8 million in the second quarter of 2010. Other income for the six months ended June 30, 2011 was $0.2 million, compared with net expense of $1.4 million for the six months ended June 30, 2010. The primary component of other income (expense) in both second quarters is interest expense and foreign exchange gain (loss). Other expense, net for the six months ended June 30, 2011 was impacted by a $0.7 million foreign exchange gain incurred as a result of the decreased value of the U.S. dollar compared with the euro. Other expense, net for the six months ended June 30, 2010 was impacted by a $1.2 million foreign exchange loss incurred as a result of the increased value of the U.S. dollar compared with the euro.

Liquidity

As of June 30, 2011 EpiCept had $14.6 million in cash and cash equivalents. During the first six months of 2011, the Company raised $20.3 million from borrowing under a senior secured term loan facility, and the sale of common stock and warrants. The Company has an additional $2.0 million available under the senior secured term loan facility that may be utilized by December 31, 2011 upon meeting certain conditions. The Company believes that existing cash resources are sufficient to fund operations into the second quarter of 2012. The Company is continuing its efforts to secure financing that will extend its operations beyond 2012 and fund an anticipated Phase III clinical trial. Financing may be in the form of additional debt or equity. The Company also expects to receive cash from sales of Ceplene® to Meda, royalties on the sales of Ceplene® by Meda and Megapharm, and from certain licensing activities.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on August 15, 2011 beginning at 9:00 a.m. Eastern Time.

To participate in the live call and be able to participate in the question and answer session, please dial from the U.S. or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 3872170) prior to the start of the conference. The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the U.S. or Canada (855) 859-2056 or from international locations (404) 537-3406 (please reference reservation number 3872170).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, approved in the EU and Israel for the remission maintenance and prevention of relapse in adult patients with AML in first remission. The Company has two other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that our securities may be delisted from The Nasdaq Capital Market, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the U.S. or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulinwill not be successful, the risk that AmiKet™ or crolibulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$14,578	$2,435
Inventory	670	1,004
Property and equipment, net	162	222
Total assets	16,847	$4,689
Accounts payable and other accrued liabilities	4,187	$3,389
Deferred revenue	13,380	13,826
Notes and loans payable	8,204	972
Total stockholders’ deficit	(9,725)	(14,135)
Total liabilities and stockholders’ deficit	$16,847	$4,689

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	For Three Months Ended June 30,		For Six Months Ended June 30,
	2011	2010	2011	2010
Product net revenues	1	53	1	65
Licensing and other revenues	223	198	461	381

Total net revenues	$224	$251	$462	$446

Operating expenses:
Cost of product net revenues	270	62	360	90
Selling, general and administrative	2,042	1,721	3,436	3,777
Research and development	1,991	2,552	3,675	4,592

Total operating expenses	4,303	4,335	7,471	8,459

Loss from operations	(4,079)	(4,084)	(7,009)	(8,013)

Other income (expense):
Interest income	4	1	6	3
Foreign exchange (loss) gain	155	(728)	659	(1,244)
Interest expense	(422)	(78)	(461)	(138)

Other income (expense), net	(263)	(805)	204	(1,379)

Net loss before income taxes	(4,342)	(4,889)	(6,805)	(9,392)
Income taxes	—	—	(3)	(5)

Net loss	$(4,342)	$(4,889)	$(6,808)	$(9,397)
Basic and diluted loss per common share	$(0.06)	$(0.11)	$(0.10)	$(0.21)

Weighted average common shares outstanding *	70,993,924	44,274,642	65,578,505	44,217,770

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Six Months Ended June 30,
	2011	2010
Net cash used in operating activities	$(6,344)	$(2,755)
Net cash provided by (used in) investing activities	116	45
Net cash provided by financing activities	18,362	5,916
Effect of exchange rate changes on cash	9	(1)

Net increase (decrease) in cash and cash equivalents	12,143	3,205
Cash and cash equivalents at beginning of period	2,435	5,142

Cash and cash equivalents at end of period	$14,578	$8,347

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Six Months Ended June 30,
	2011	2010
Stockholders’ deficit at beginning of period	$(14,135)	$(9,079)
Net loss for the period	(6,808)	(9,397)
Stock-based compensation expense	500	437
Foreign currency translation adjustment	(698)	1,439
Share, option and warrant issuance	11,416	6,350
Exercise of options and warrants	—	39

Stockholders’ deficit at end of period	$(9,725)	$(10,211)

As of August 10, 2011 EpiCept had 71,003,667 common shares outstanding.

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